News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Third Quarter Fiscal 2017 Results

EVANSVILLE, Ind. – August 3, 2017 – Berry Global Group, Inc. (NYSE:BERY) today reported results for its third fiscal 2017 quarter, referred to in the following as the June 2017 quarter.

●
Net income for the June 2017 quarter was $107 million ($0.79 per diluted share) compared to $96 million ($0.76 per diluted share) in the prior year quarter.  Adjusted net income per diluted share in the June 2017 quarter was 13 percent higher at $0.93 compared to $0.82 in the prior year quarter.

●
Net sales increased 16 percent over the prior year quarter and was a quarterly record at $1 billion 906 million.  Operating income for the quarter increased by 18 percent to a quarterly record of $212 million compared to $179 million in the prior year quarter.  Operating EBITDA was also a quarterly record at $364 million (19.1 percent of net sales), an increase of 15 percent compared to the June 2016 quarter.

●	Cash flow from operations for the last four quarters ended June 2017 was $870 million, and adjusted free cash flow for the same period was $554 million.
●	We are reaffirming our fiscal 2017 guidance of projected cash flow from operations of $925 million and adjusted free cash flow of $550 million.
●	Increased our annual cost synergies for the AEP acquisition again from our initial guidance of $50 million to $80 million
"This continues to be an exciting year for Berry as we celebrate our 50th year in business while also achieving a milestone in the quarter with our placement into the Fortune 500.  We achieved quarterly records for net sales and operating EBITDA and continued our work integrating the AEP acquisition.  Adjusted free cash flow improved 20 percent, and adjusted net income per diluted share was also 13% higher at 93 cents," said Tom Salmon, CEO of Berry.

June 2017 Quarter Results
Comparison of the Quarterly Period Ended July 1, 2017 ("Current Quarter") and the Quarterly Period Ended July 2, 2016 ("Prior Year Quarter") are presented below:

Consolidated Overview
(in millions of dollars)	Current Quarter	Prior Year Quarter	$ Change	% Change
Net sales	$1,906	$1,645	$261	16%
Operating income	212	179	33	18%

The net sales increase of $261 million from the prior year quarter is primarily attributed to acquisition net sales of $295 million and selling price increases of $49 million due to the pass through of higher resin prices, partially offset by a negative $76 million impact from base volume declines and a $8 million negative impact from foreign currency changes.

The operating income increase of $33 million from the prior year quarter is primarily attributed to acquisition operating income of $22 million, a $14 million decrease in selling, general and administrative expense, and a $11 million improvement in our product mix and price/cost spread, and a decrease in business integration expenses.  These improvements were partially offset by a $5 million increase in depreciation and amortization expense and a negative $12 million impact from base volume declines.

The performance of the Company's divisions compared with the prior year quarter is as follows:

Engineered Materials
(in millions of dollars)	Current Quarter	Prior Year Quarter	$ Change	% Change
Net sales	$686	$408	$278	68%
Operating income	99	52	47	90%

Engineered Materials' net sales increased by $278 million from prior year quarter primarily attributed to acquisition net sales of $295 million and selling price increases of $32 million due to the pass through of higher resin prices, partially offset by a negative $49 million impact from base volume declines.  We believe the volume decline is partially attributed to inventory reductions by our customers in anticipation of lower future resin costs as well as our decisions between volume and price in order to maximize earnings.

The operating income increase of $47 million from prior year quarter is primarily attributed to acquisition operating income of $22 million, a $25 million improvement in our product mix and price/cost spread, and a $5 million reduction in selling, general and administrative expenses, partially offset by a negative $7 million impact from the base volume decline.

Health, Hygiene, and Specialties
(in millions of dollars)	Current Quarter	Prior Year Quarter	$ Change	% Change
Net sales	$606	$606	$—	—%
Operating income	53	69	(16)	(23)%

Health, Hygiene, and Specialties' net sales were flat compared to the prior year quarter attributed to selling price increases of $8 million due to the pass through of higher resin prices partially offset by a $7 million unfavorable impact from currency translation.

The operating income decrease of $16 million from the prior year quarter is primarily attributed to a $15 million decrease in price/cost spread and an $8 million increase in depreciation and amortization expense as a result of Avintiv purchase accounting adjustments recorded in the prior year quarter, partially offset by a $4 million decrease in selling, general, and administrative expenses and a slight improvement in productivity in manufacturing.

Consumer Packaging
(in millions of dollars)	Current Quarter	Prior Year Quarter	$ Change	% Change
Net Sales	$614	$631	$(17)	(3)%
Operating income	60	58	2	3%

Consumer Packaging's net sales decreased by $17 million from prior year quarter primarily attributed to a negative $25 million impact from base volume declines primarily attributed to general market softness.  The decrease is partially offset by an $8 million selling price increase due to the pass through of higher resin prices.

The operating income increase of $2 million from prior year quarter was primarily attributed to a $5 million decrease in selling, general and administrative expenses and a $5 million decrease in depreciation and amortization expense.  These improvements are partially offset by a negative $5 million impact from base volume declines and a slight impact from negative productivity in manufacturing.

Cash Flow and Capital Structure
Our cash from operating activities was $247 million for the June 2017 quarter and $870 million for the last four quarters ended June 2017.  The Company's adjusted free cash flow was $181 million, a 20 percent increase compared to the prior year quarter of $151 million and $554 million for the last four quarters ended June 2017.

Our total debt less cash and cash equivalents at the end of the June 2017 quarter was $5,616 million.  Adjusted EBITDA for the four quarters ended July 1, 2017 was $1,402 million.

Outlook
"Today, we are reaffirming our fiscal year 2017 projected cash flow from operations of $925 million and adjusted free cash flow of $550 million which includes the $925 million of cash flow from operations partially offset by net capital expenditures of $265 million as well as $110 million of payments under the tax receivable agreement ("TRA").  The $110 million of payments related to the TRA includes $60 million that was made in the first fiscal quarter and an anticipated $50 million payment to be made at the end of the September 2017 quarter.

Looking ahead, we will continue our focus on reducing our leverage ratio to a goal of below 4, on or before the end of fiscal 2017.  Additionally, we remain excited about our recent acquisition of AEP, and the results to date have validated our expectations of the synergy potential and scale advantages through the combined businesses.  Based on our progress to date, we are increasing our annual cost synergy target for the AEP acquisition from our initial $50 million and revised $70 million to now, $80 million," stated Salmon.

Investor Conference Call
The Company will host a conference call today, August 3, 2017, at 10 a.m. Eastern Time to discuss its third quarter fiscal 2017 results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 53862139.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company's Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning August 3, 2017, at 1 p.m. Eastern Time, to August 10, 2017, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 53862139.

About Berry
Berry is committed to its mission of 'Always Advancing to Protect What's Important,' and proudly partners with its customers to provide them with value-added customized protection solutions.  The Company's products include engineered materials, non-woven specialty materials, and consumer packaging.  Berry's world headquarters is located in Evansville, Indiana.  With net sales of $6.5 billion in fiscal 2016, Berry, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Berry's website at www.berryglobal.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, adjusted EBITDA, adjusted net income, and adjusted free cash flow. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Our "leverage ratio" means the ratio of (i) our total debt minus our cash and cash equivalents to (ii) our Adjusted EBITDA.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered "forward looking" and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "would," "could," "seeks," "approximately," "intends," "plans," "estimates," "anticipates" "outlook," or "looking forward," or similar expressions that relate to our strategy, plans or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates: (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) potential failure to realize the intended benefits from recent acquisitions, including the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations; (13) risks related to international business, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations and (14) the other factors discussed in the under the heading "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended		Three Quarterly Periods Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

Net sales	$1,906	$1,645	$5,214	$4,871
Costs and expenses:
Cost of goods sold	1,518	1,296	4,177	3,885
Selling, general and administrative	128	129	373	421
Amortization of intangibles	40	35	113	106
Restructuring and impairment charges	8	6	18	29
Operating income	212	179	533	430

Other (income) expense, net	(1)	(14)	18	(17)
Interest expense, net	68	73	203	222
Income before income taxes	145	120	312	225
Income tax expense	38	24	82	66
Consolidated net income	$107	$96	$230	$159

Net income per share:
Basic	$0.82	$0.79	$1.82	$1.32
Diluted	0.79	0.76	1.75	1.28

Outstanding weighted-average shares: (in millions)
Basic	129.9	121.1	126.6	120.5
Diluted	135.2	125.9	131.4	123.9

Berry Global Group, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
 (in millions of dollars)

	Quarterly Period Ended		Three Quarterly Periods Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Consolidated net income	$107	$96	$230	$159
Currency translation	24	(16)	4	39
Defined benefit pension and retiree health benefit plans	—	—	13	—
Interest rate hedges	(1)	(4)	23	(20)
Provision for income taxes related to other comprehensive income items	—	1	(8)	8
Other comprehensive income, net of tax	23	(19)	32	27
Comprehensive income	$130	$77	$262	$186

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	July 1, 2017	October 1, 2016
Assets:
Cash and cash equivalents	$275	$323
Accounts receivable, net	844	704
Inventories	811	660
Other current assets	92	105
Property, plant, and equipment, net	2,375	2,224
Goodwill, intangible assets, and other long-term assets	4,148	3,637
Total assets	$8,545	$7,653

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,079	$988
Current and long-term debt	5,891	5,755
Other long-term liabilities	727	689
Stockholders' equity	848	221
Total liabilities and stockholders' equity	$8,545	$7,653

Current and Long-Term Debt

	July 1, 2017	October 1, 2016
(in millions of dollars)
Revolving line of credit	$50	$—
Term loans	4,156	4,060
5.5% Second priority notes	500	500
6.0% Second priority notes	400	400
5.125% Second priority notes	700	700
Debt discounts and deferred fees	(52)	(58)
Capital leases and other	137	153
Total debt	$5,891	$5,755

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Three Quarterly Periods Ended
	July 1, 2017	July 2, 2016
Cash flows from operating activities:
Consolidated net income	$230	$159
Depreciation	270	284
Amortization of intangibles	113	106
Other non-cash items	87	40
Other assets and liabilities	(7)	4
Working capital	(113)	(26)
Net cash from operating activities	580	567

Cash flows from investing activities:
Additions to property, plant, and equipment	(201)	(228)
Proceeds from sale of assets	4	4
Other investing activities, net	(1)	(11)
Acquisitions of businesses, net of cash acquired	(515)	(2,283)
Net cash from investing activities	(713)	(2,518)

Cash flows from financing activities:
Proceeds from long-term borrowings	545	2,490
Repayment of long-term borrowings	(427)	(390)
Proceeds from issuance of common stock	26	20
Debt financing costs	(4)	(38)
Payment of tax receivable agreement	(60)	(57)
Purchase of non-controlling interest	—	(66)
Net cash from financing activities	80	1,959
Effect of exchange rate changes on cash	5	—
Net change in cash and cash equivalents	(48)	8
Cash and cash equivalents at beginning of period	323	228
Cash and cash equivalents at end of period	$275	$236

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended July 1, 2017

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$614	$606	$686	$1,906

Operating income	$60	$53	$99	$212
Depreciation and amortization	56	46	30	132
Restructuring and impairment charges	2	4	2	8
Other non-cash charges (1)	3	3	1	7
Business optimization costs (2)	—	5	—	5
Operating EBITDA	$121	$111	$132	$364

	Quarterly Period Ended July 2, 2016

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$631	$606	$408	$1,645

Operating income	$58	$69	$52	$179
Depreciation and amortization	61	38	21	120
Restructuring and impairment charges	2	4	—	6
Other non-cash charges (1)	3	3	1	7
Business optimization costs (2)	—	4	—	4
Operating EBITDA	$124	$118	$74	$316

(1)
Other non-cash charges in the June 2017 quarter primarily includes $5 million of stock compensation expense.  Other non-cash charges in the June 2016 quarter primarily includes $3 million of stock compensation expense, $3 million step up of inventory to fair value related to the Avintiv acquisition, along with other non-cash charges.

(2)	Includes integration expenses and other business optimization costs.

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
 (Unaudited)
(in millions of dollars)

	Three Quarterly Periods Ended July 1, 2017

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,752	$1,773	$1,689	$5,214

Operating income	$150	$164	$219	$533
Depreciation and amortization	174	136	73	383
Restructuring and impairment charges	6	8	4	18
Other non-cash charges (1)	8	10	10	28
Business optimization costs (2)	—	10	5	15
Operating EBITDA	$338	$328	$311	$977

	Three Quarterly Periods Ended July 2, 2016

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,845	$1,807	$1,219	$4,871

Operating income	$156	$140	$134	$430
Depreciation and amortization	183	143	64	390
Restructuring and impairment charges	7	20	2	29
Other non-cash charges (1)	9	16	10	35
Business optimization costs (2)	2	21	2	25
Operating EBITDA	$357	$340	$212	$909

(1)
Other non-cash charges for the three quarterly periods ended June 2017 primarily include $16 million of stock compensation expense, $5 million step up of inventory to fair value related to the AEP acquisition, along with other non-cash charges.  Other non-cash charges for the three quarterly periods ended June 2016 primarily includes $17 million of stock compensation expense, $10 million step-up of inventory to fair value related to the Avintiv acquisition and other non-cash charges.

(2)	Includes integration expenses and other business optimization costs.

9

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

			Four Quarters
	Quarterly Period Ended		Ended
	July 1, 2017	July 2, 2016	July 1, 2017

Consolidated net income	$107	$96	$307
Add: other expense (income), net	(1)	(14)	17
Add: interest expense, net	68	73	272
Add: income tax expense	38	24	88
Operating income	$212	$179	$684

Add: non-cash amortization from 2006 private sale	8	8	32
Add: restructuring and impairment	8	6	21
Add: other non-cash charges (1)	7	7	34
Add: business optimization and other expenses (2)	5	4	21
Adjusted operating income (8)	$240	$204	$792

Add: depreciation	92	85	368
Add: amortization of intangibles (3)	32	27	118
Operating EBITDA (8)	$364	$316	$1,278

Add: acquisitions (4)			60
Add: unrealized cost savings (5)			64
Adjusted EBITDA (8)			$1,402

Cash flow from operating activities	$247	$206	$870
Net additions to property, plant, and equipment	(66)	(55)	(256)
Payment of tax receivable agreement	—	—	(60)
Adjusted free cash flow (8)	$181	$151	$554

Net income per diluted share	$0.79	$0.76
Other expense (income), net	(0.01)	(0.11)
Non-cash amortization from 2006 private sale	0.06	0.06
Restructuring and impairment	0.06	0.05
Other non-cash charges (1)	0.05	0.06
Business optimization costs (2)	0.04	0.03
Income tax impact on items above (6)	(0.06)	(0.03)
Adjusted net income per diluted share (8)	$0.93	$0.82

Estimated Fiscal 2017
Cash flow from operating activities	$925
Additions to property, plant, and equipment	(265)
Tax receivable agreement payment (7)	(110)
Adjusted free cash flow (8)	$550

 (1) Other non-cash charges in the June 2017 quarter primarily include $5 million of stock compensation expense and other non-cash charges.  The June 2016 quarter primarily includes $3 million of stock compensation expense and $3 million step-up of inventory to fair value related to the Avintiv acquisition.  For the four quarters ended June 2017 other non-cash charges primarily include $19 million of stock compensation expense, $5 million step-up of inventory to fair value related to the AEP Industries Inc. acquisition and other non-cash charges.
(2) Includes integration expenses and other business optimization costs.
(3) Amortization excludes non-cash amortization from the 2006 private sale of $8 million for both the July 1, 2017 and July 2, 2016 quarters and $32 million for the four quarters ended July 1, 2017.
(4) Represents Operating EBITDA for AEP for the period of July 2016 to January 19, 2017 and Adchem for the period of July 2016 to June 2017.
(5) Primarily represents unrealized cost savings related to acquisitions.
(6) Income tax effects on adjusted net income were calculated using 32% for the June 2017 and 2016 quarters.  The rates used for each represents the Company's expected effective tax rate for each respective period.
(7) Includes $60 million tax receivable agreement payment made in our first fiscal quarter as well as an anticipated $50 million payment to be made at the end of our September 2017 quarter.
(8) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP").  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Adjusted EBITDA is used by our lenders for debt covenant compliance purposes. Our projected adjusted free cash flow for fiscal 2017 assumes $925 million of cash flow from operations less $265 million of net additions to property, plant, and equipment and $110 million of payments under our tax receivable agreement.

We define "adjusted free cash flow" as cash flow from operating activities less additions to property, plant, and equipment and payments under the tax receivable agreement.  We believe adjusted free cash flow is useful to an investor in evaluating our liquidity because adjusted free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company's liquidity.

We also believe these measures are useful to an investor in evaluating our performance and liquidity as these measures are widely used by investors, securities analysts and other interested parties in our industry to measure a company's performance and liquidity without regard to revenue and expense recognition, which can vary depending upon accounting methods.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures

Investor Contact:
Dustin Stilwell
1+812.306.2964
ir@berryglobal.com

Media Contact:
Eva Schmitz
1+812.306.2424
evaschmitz@berryglobal.com

###